Exhibit 5.1
Seward & Kissel llp ONE BATTERY PARK PLAZA NEW YORK, NEW YORK 10004

WRITER’S DIRECT DIAL	TELEPHONE: (212) 574-1200 FACSIMILE: (212) 480-8421 WWW.SEWKIS.COM	901 K Street, NW WASHINGTON, D.C. 20001 TELEPHONE: (202) 737-8833 FACSIMILE: (202) 737-5184

January 12, 2022

OceanPal Inc.
Pendelis 26, 175 64
Palaio Faliro, Athens, Greece
Re:      OceanPal Inc.
Ladies and Gentlemen:
We have acted as counsel to OceanPal Inc., a corporation organized under the laws of the Republic of the Marshall Islands (the "Company"), in connection with (i) the Company's offering (the "Offering") of 8,838,236 common shares, par value $0.01 per share (the "Shares"); (ii) the Company’s offering of  warrants (the "Warrants") to purchase up to 8,838,236 of the Company's common shares (the "Warrant Shares"), (iii) the Company's offering of pre-funded warrants (the “Pre-funded Warrants”) to purchase one share of the Company’s common stock each (the “Pre-funded Warrant Shares”); (iv) the Company’s offering of Class A Warrants  (the “Class A Warrants,” and together with the Pre-funded Warrants and Warrants, the "Offering Warrants") to purchase up to 1,777,148 of the Company’s common shares (the “Class A Warrant Shares,” and together with the Warrant Shares, Pre-Funded Warrant Shares and Shares, the “Offering Shares”, and together with the Offering Warrants, the “Securities”), (v) the preparation of the Company's registration statement on Form F-1 (File No. 333-) (the "Registration Statement"), and (vi) a prospectus included therein (the "Prospectus").  We have reviewed the documents incorporated by reference in the foregoing (the "Incorporated Documents").
We have examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement, (ii) Prospectus, and (iii) such corporate documents and records of the Company and such other instruments, certificates and documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed.  In such examinations, we have assumed the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies or drafts of documents to be executed, the genuineness of all signatures and the legal competence or capacity of persons or entities to complete the execution of documents. As to various questions of fact that are material to the opinions hereinafter expressed, we have relied upon statements or certificates of public officials, directors of the Company and others.
We have further assumed for the purposes of this opinion, without investigation, that (i) all documents contemplated by the Registration Statement to be executed in connection with the Offering have been duly authorized, executed and delivered by each of the parties thereto other than the Company, and (ii) the terms of the Offering comply in all respects with the terms, conditions and restrictions set forth in the Registration Statement and all of the instruments, agreements and other documents relating thereto or executed in connection therewith.
In connection with our opinion expressed below, we have assumed that, at or prior to the time of the delivery of any of the Securities, there will not have occurred any change in the law or the facts affecting the validity of the Securities.

OceanPal Inc.
January 12, 2022

With respect to the Offering Shares, we have assumed that the Company will have a sufficient number of authorized and unissued Offering Shares available for issuance under its Amended Articles of Incorporation.
Based upon and subject to the foregoing, and having regard to such other legal considerations which we deem relevant, we are of the opinion that:
1.	The Securities have been duly authorized by the Company.
2.	The Offering Shares, when issued, sold and paid for as contemplated in the Registration Statement, will be validly issued, fully paid and non-assessable.
3.
When the Offering Shares are issued, sold and paid for as contemplated in the Registration Statement, the related Offering Warrant will constitute binding obligations of the Company in accordance with the terms of the applicable warrant agreement.

The foregoing opinions are subject in each case to applicable insolvency, bankruptcy, reorganization, moratorium, fraudulent transfer, fraudulent conveyance or other similar laws affecting generally the enforceability of creditors' rights from time to time in effect and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law, including application of principles of good faith, fair dealing, commercial reasonableness, materiality, unconscionability and conflict with public policy and other similar principles.
This opinion is limited to the laws of the State of New York, the federal laws of the United States of America, and the laws of the Republic of the Marshall Islands as in effect on the date hereof.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement to be filed with the Securities and Exchange Commission on the date hereof, and to each reference to us and the discussions of advice provided by us under the headings "Legal Matters" in the Prospectus, without admitting we are "experts" within the meaning of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder with respect to any part of the Registration Statement or Prospectus.

Very truly yours, /s/ Seward & Kissel LLP